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                                                                  Exhibit 10(a)

NEWS RELEASE

            LES B. STRAUSS TO RETIRE AS CFO OF PICTURETEL CORPORATION


     ANDOVER, Mass. -- MAY 2, 1997 -- PictureTel Corporation (NASDAQ: PCTL), the global videoconferencing company, today announced that Les B. Strauss, the company's vice president and chief financial officer, will retire. Mr. Strauss, who has been CFO at PictureTel for the past seven years, will continue in his position until the company names a successor.

          "Les Strauss has made outstanding contributions to PictureTel as our CFO," said Dr. Norman E. Gaut, PictureTel's chairman and CEO. "His skill and leadership have helped us become the leader in the videoconferencing industry and positioned us for continued success in the future. I speak for everyone at PictureTel when I thank Les for all of his fine work on behalf of the company."

          PictureTel Corporation is the world leader in developing, manufacturing and marketing a full range of videoconferencing technologies. The company's products serve videoconferencing needs from the desktop to the boardroom. PictureTel also markets network conferencing products and a comprehensive portfolio of enterprise-wide services. Additional PictureTel information is available on the Internet at www.picturetel.com. PictureTel videoconferencing eliminates the barrier of distance, enabling people to be Anywhere Now.

                                     - End -

     PictureTel is a registered trademark of PictureTel Corporation. Anywhere Now is a trademark of PictureTel Corporation.

     Recent PictureTel news releases are available on our Web site at www.picturetel.com.